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Board of Directors and Shareholders
Provident Companies, Inc.



We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 33-47551) pertaining to the Provident Life and Accident Insurance Company Moneymaker, A Long-Term 401(k) Retirement Savings Plan for the registration of 500,000 shares of Class B common stock of Provident Life and Accident Insurance Company of America, the Registration Statement (Form S-8 No. 33-88108) of Provident Life and Accident Insurance Company Stock Option Plan of 1994 for the registration of 3,500,000 shares of Class B common stock of Provident Life and Accident Insurance Company of America, and in the Registration Statement (Form S-8 No. 33-62231) of Provident Life and Accident Insurance Company Employee Stock Purchase Plan of 1995 for the registration of 1,000,000 shares of Class B common stock of Provident Life and Accident Insurance Company of America of our report dated May 3, 1996 relating to the unaudited condensed consolidated interim financial statements of Provident Companies, Inc. which is included in its Form 10-Q for the quarter ended March 31, 1996.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.




                                     Ernst & Young LLP



Chattanooga, Tennessee
May 3, 1996





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